Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

MetaVia Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, Par Value $0.001 Per Share	Rule 457(c) and Rule 457(h)	1,694,929(2)	$1.535(3)	$2,601,716.02	0.00015310	$398.32
Total Offering Amounts							$398.32
Total Fee Offsets(4)							—
Net Fee Due							$398.32

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of MetaVia Inc. (the “Registrant”) Common Stock.

(2)	Represents additional shares of Common Stock to be registered and available for grant under the Registrant’s Amended and Restated 2022 Equity Incentive Plan (the “2022 Incentive Plan”) resulting from the annual automatic increase in shares available for issuance under the 2022 Incentive Plan pursuant to the provision of the 2022 Incentive Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2022 Incentive Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 20, 2025, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.